Exhibit 99

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com
n e w s r e l e a s e

For More Information Contact:

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: Tnoland@humana.com

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: Rnethery@humana.com

Thomas J. Liston to head Humana’s Medicare Operations

Stefen F. Brueckner praised as outstanding leader with exceptional record of success

LOUISVILLE, Ky. —June 12, 2008 — Humana Inc. (NYSE: HUM) announced today that long-time senior officer Thomas J. Liston will head the company’s Medicare operations as senior vice president of senior products. He will replace Stefen F. Brueckner, who at age 58 is retiring from the company, having led Humana’s Medicare operations since January 2005.

“As Humana’s long-time head of strategy and corporate development, Tom Liston brings deep and varied experience and a comprehensive understanding of Humana’s business to his new role,” said Michael B. McCallister, Humana’s president and chief executive officer. “In addition, he has benefitted from close association with Steve Brueckner over the length of Steve’s tenure as vice president of senior products. Steve has been an outstanding leader with an exceptional record of success for our company. He will be sorely missed.”

In his seven years with Humana, Brueckner has led both Commercial market operations and senior products. When he assumed full leadership for senior products in 2005, the company’s Medicare revenue was approximately $3 billion, operating in a limited number of states. With the help of thousands of Humana associates, Brueckner and his team grew that operation to a $15 billion business in all 50 states.

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com
n e w s r e l e a s e

“It has been a privilege to lead an unbelievably talented team of Humana professionals as we expanded the company’s Medicare business,” Brueckner said. “Tom Liston will do an outstanding job in continuing this record of unprecedented success.”

Liston, 47, has been with Humana for 14 years, providing insight, focus, and execution to the company’s mergers and acquisitions, venture investing, and strategic planning. He will transition to his new role in the course of the summer.

During his tenure, Liston has served in a variety of strategic, financial and operational leadership roles ranging from controller to acquisition integration leader. Prior to joining Humana in 1994, he was a partner with Coopers & Lybrand (now PricewaterhouseCoopers).

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.4 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at http://www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com
n e w s r e l e a s e

•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance Information

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